Exhibit 99.1

Schlumberger Hosts 2014 Investor Conference

HOUSTON, June 20, 2014 – Schlumberger Limited [NYSE:SLB] announced today that it is hosting its 2014 Investor Conference on June 24 and 25, 2014.

Executive management presentations will be available on the company’s website at www.slb.com/InvestorConference2014 for each day, starting at approximately 2:00 pm Eastern Time (ET) on June 24 and approximately 9:00 am ET on June 25.

Paal Kibsgaard, Chief Executive Officer, will present on Wednesday, June 25, beginning at approximately 11:00 am ET, at which time he will discuss business outlook and other items. A conference call and live audio webcast of the CEO’s address, including a Q&A session, will be available in listen-only mode beginning at approximately 11:00 am ET. A transcript of the Q&A session will be available at www.slb.com/irwebcast on June 26.

To access the conference call, listeners should contact the Conference Call Operator at +1-877-312-9395 within North America or +1-970-315-0456 outside of North America approximately 10 minutes prior to the start of the call, and provide the access code 59589668. Following the end of the event, a replay will be available until July 24, 2014, and can be accessed by dialing 1-855-859-2056 within North America or +1-404-537-3406 outside of North America, and giving the access code 59589668.

The live audio webcast will be broadcast simultaneously at www.slb.com/irwebcast on a listen-only basis. Listeners should log in 15 minutes prior to the start of the CEO’s address to test their browsers and register for the webcast. Following the end of the event, a replay will be available at the same website.

About Schlumberger

Schlumberger is the world’s leading supplier of technology, integrated project management and information solutions to customers working in the oil and gas industry worldwide. Employing approximately 126,000 people representing over 140 nationalities and working in more than 85 countries, Schlumberger provides the industry’s widest range of products and services from exploration through production.

Schlumberger Limited has principal offices in Paris, Houston and The Hague, and reported revenues from continuing operations of $45.27 billion in 2013. For more information, visit www.slb.com.

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For further information, contact

Simon Farrant – Schlumberger Limited, Vice President Investor Relations Joy V. Domingo – Schlumberger Limited, Manager of Investor Relations

Office +1 (713) 375 3535

investor-relations@slb.com